Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2012, relating to the consolidated financial statements and financial statement schedules of PartnerRe Ltd. and subsidiaries and the effectiveness of PartnerRe Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche Ltd.
Hamilton, Bermuda
April 9, 2012